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                                                       Master Service Agreement
                                                 XO Communications (UK) Limited

XO-TM-


                            MASTER SERVICE AGREEMENT

                                                              MSA Number 005593

         THIS MASTER SERVICE AGREEMENT is made on the 20th day of April 2001 between XO Communications (UK) Limited ("XOUK"); of 113-123 Upper Richmond Road, London SW152TL and Talkpoint Co UK Ltd.


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
Customer address for notices:            XO Communications address for notices:

Unit 4 & 5                               113-123 Upper Richmond Road
Pinewood Place                           London
Epson                                    SW152TL
Surrey
KT190BZ
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         The purpose of this Agreement is to provide a framework to govern the on-going relationship between XO Communications and the Customer, it is designed to facilitate the operation of multiple services and to allow for the amendment of service requirements without the need for lengthy legal documentation to cover each change or alteration.

         XO Communications and the Customer agree as follows:

         1.       Definitions.

                  "Base Rate" means the annual base rate of interest from time to time in force as advertised by National Westminster Bank PLC.

                  "Billing Period" means the relevant period for billing specified on the applicable Service Order.

                  "Customer Equipment" means equipment, systems, cabling and facilities provided by the Customer and used in conjunction with the Service Equipment in order to obtain the Service(s). Customer Equipment includes the means by which electrical power is supplied to the Service Equipment.

                  "Delivered Service" means Service(s) in relation to which XO Communications provides transit and routing from the XO Communications nominated point of presence to the Customer's site using Service Equipment and, for the avoidance of doubt, includes any dedicated circuits procured for transit routing.


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                  "Flextra" means the incremental, upgradable bandwith option
Service offered by XO Communications.

                  "Flextra Permitted Upgrade" means a Service Order submitted to XO Communications for a Flextra incremental bandwidth increase limited (a) to one in any calendar month and (b) to the specified Flextra Permitted Upgrade Limit as defined in the relevant Service order, unless agreed otherwise in writing by XO Communications which shall have a minimum duration of six months.

                  "Initial Period" means the period starting at the execution of the relevant Service Order, and ending on the date which falls after the Time of Install, by the number of months specified in the relevant Service order as "Initial Term."

                  "The Internet" means the publicly-accessible non-proprietary global data network comprising interconnected networks using TCP/IP ("Transmission Control Protocol/Internet Protocol").

                  "IP" means Internet Protocol.

                  "Internet Standards" means the protocols and standards set out in the following internet Request for Comment documents: STD0001 and any future similar protocols and standards (including those issued by RIPE, Internic and Nominet).

                  "Internet Traffic Routing" means the transmission of IP data packets between the Service Equipment and the network Boundary Point. "Full Internet Traffic Routing Service" means Internet Traffic Routing associated with all Internet hosts which correctly advertise their routes (either directly or indirectly) to XO Communications according to the relevant Internet Standards, to the extent that the agreement(s) between XO Communications and the connected host(s) and the agreement(s) between XO Communications and any intermediate network(s) permit. "UK Internet Traffic Routing Service" means Internet Traffic Routing associated with all Internet hosts which correctly advertise their routes (either directly or indirectly) to XO Communications according to the relevant Internet Standards, where the data path between the Service Equipment and the Internet host concerned lies entirely within the United Kingdom, to the extent that the agreement(s) between XO Communications and the connected host(s) and the agreement(s) between XO Communications and any intermediate network(s) permit.

                  "Name" means any name specifically requested by or allocated to the Customer for the provision of Service(s) and shall include, without limitation, any domain name or mailbox name.

                  "Network Boundary Point" means the point at which an IP data packet passes from equipment wholly managed by XO Communications to or from equipment not so managed by XO Communications. For the avoidance of doubt, the boundary between Customer Equipment and Service Equipment is a Network Boundary Point, as is the point of interconnect between networks provided and maintained by XO Communications and other networks with which XO Communications is interconnected.


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                  "Notice" means notice in writing.

                  "Period of Notified Service Interruption" means the period of the relevant Service Interruption starting at the Service Interruption Notification Point to the end of the relevant Service Interruption but shall exclude any period where delays in XO Communications ability to take diagnostic or remedial action are attributable to the Customer of periods where the Customer is in default of any of its obligations contained in this Agreement.

                  "RIPE" means the European Internet Registry.

                  "Scheduled Maintenance" means maintenance affecting the Service(s) of which the Customer has been informed in writing or by nominated e-mail address no less than five days in advance of commencement.

                  "Service(s)" means the Internet-related Services to be supplied by XO Communications to the Customer under this Agreement and the Service Order(d).

                  "Service Equipment" means the equipment, cabling and systems provided by XO Communications (or its subcontractors) identified in a Service order which is to be installed at the Customer's premises or as otherwise specified in the relevant Service order in connection with the provision of the Service(s). Service Equipment shall not include any equipment the supply of which is the subject of a separate agreement between XO Communications and the Customer.

                  "Service Interruption" means any failure to meet the Service Level Specification which occurs during any period after the Evaluation Period(s) as defined in clause 3.1), and which is due to a failure of Service Equipment or XO Communication's personnel used to provide the Service(s), and which failure; (a) is not excused or permitted pursuant to any of Clauses 4.2, B1(i), 8.1(iii), 8.1(iv) and 16, (b) does not result from or follow after any breach by the Customer of Clause 12, and (c) is not an Exempted Failure (as "Exempted Failure" is defined in Clause 6.2).

                  "Service Interruption Notification Point" has the meaning set out in clause 7.4.

                  "Service Level Specification" has the meaning attributed to it in the relevant Service Order.

                  "Service Order" means XO Communication's standard Service order form describing the Service(s) which the Customer wishes to obtain from XO Communications, issued under (and invoking) this Agreement.

                  "Tariff Details" means the tariff details included in the relevant Service order.

                  "Time of Install" has the meaning set out in clause 3.1.


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                  "User" means any third party connected to the Customer's
network.

         2.       Service(s).

                  2.1 Any new Service or any change to an existing Service (including an upgrade) must be requested in a Service Order.

                  2.2 A Service Order is accepted by XO Communications and becomes part of this Agreement when the Customer has received notice of acceptance from XO Communications in the form of a returned Service Order, duly executed by XO Communications. Until a Service Order is accepted, it does not form part of this Agreement, XO Communications reserves the right to accept or reject any Service Order submitted by the Customer. The desired commencement date for any Service is the date specifi8ed in the appropriate Service Order, but no date so specified shall be contractually binding on XO Communications.

                  2.3 The contents of any Service Order and the Service Level Agreement set out thereon constitutes the entire agreement between the parties with regard to that Service (as supplemented by this Agreement) and supersedes, excludes and replaces any anticedent negotiations, oral or other agreements or understandings in respect of the Service(s).

                  Replacement Services and Additional Services

                  2.4 A Service Order which states that it supersedes other Service Orders (which are specified in the Service Order under the heading "Replaces Service Order(s)) automatically terminates those Services from the Time of Install of the replacement service. Any existing Service Orders which are either (a) referred to against "Executed in parallel with new Service order(s)" in the new Service order, or (b) not referred to at all in the new Service order, continue unamended (but their duration may be extended in accordance with Clause 2.5).

                  2.5 Unless otherwise specified in the new Service Order, if the duration of a new Service order would exceed the remaining term of any Service Order already in place, the term of the existing Service Order(s) shall be deemed to be extended to terminate on the same date as the Service(s) comprised in the new Service Order. This is necessary to ensure continuity of the overall Service.

                  Changes and alterations to the Services

                  2.6 XO Communications may, as a result of its on-going development and maintenance program, from time to time change or alter the configuration of the Service(s) and the technical functionality of the Service(s) provided. XO Communications will, where practicable, use reasonable efforts to give at lest 30 days (thirty days) prior notice to the Customer of any such change or alteration. Any such configuration or functionality change shall not in itself diminish the Service(s) provided under the relevant Agreement or result in any increased cost to the Customer.


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                  2.7      XO Communications may from time to time without
notice change or alter the networks to which XO Communications connects provided that no such changes or alterations shall result in any increase in charges made by XO Communications to the Customer or any material change in the performance of the Service.

                  Software and configuration

                  2.8 XO Communications will supply software to configure the Service Equipment. XO Communications is responsible for the configuration software and for ensuring that it operates in accordance with its generally accepted specification but XO Communications accepts no responsibility for any failure of the configuration software resulting from any unauthorized use, alteration or modification by the Customer.

                  Flextra

                  2.9 If the Customer elects to take the Flextra Service, special provisions apply. Any upgrade to an existing Flextra Service which constitutes a Flextra Permitted Upgrade will be performed using a new Service order generated by XO Communications such that the Initial Period of the New Service Order will expire on the later of (a) the end of the Initial Period of the Service Order being upgraded, and (b) six months from the Time of Install of the upgrade. Such Service Orders will be indicated by the text "Flextra Permitted Upgrade" against the line "Initial Term", and the Service Order being upgraded being indicated against the line "Replaces Service Order(s)".

         3.       Installation and Evaluation

                  3.1 XO Communications shall notify the Customer that the Service(s) have been installed, and of the time of such installation (or re-installation if Clause 3.2 applies) (the "Time of Install"). The Customer shall then test and evaluate the Service(s against the Service Level Specification for a period of 48 hours (forty eight hours) commencing on the Time of install (the "Evaluation Period"). The provisions of this Clause 3.1 apply equally to new Service(s) and upgrades of Service(s).

                  3.2 The Customer shall promptly notify XO Communications of any failure to meet the Service Level Specifi8cation which continues for an aggregate of at least 2 hours (two hours) during the Evaluation Period. XO Communications will use its best endeavours to remedy each such failure of which it is notified to it. Once the failure has been remedied, XO Communications will notify the Customer of the re-installation of the Service(s), upon which a further Evaluation Period shall commence.

                  3.3 Upon completion of the Evaluation Period (where there is no outstanding legitimate notification of a Service interruption) the Customer shall be deemed to have accepted the Service(s) with effect from the Time of Install, and shall evidence such acceptance by executing the Certificate of Acceptance of the Service(s) supplied by XO Communications. Subject to Clause 3.4, the Customer will only become liable to pay any sum in a Service Order


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on the expiration of the Evaluation Period in which no failure is reported to
XO Communications.

                  3.4 Charges shall start to accrue for Service(s) only from the Time of Install. Where the Service Order replaces a previous Service Order (as per Clause 2.4), charges under the replaced Service Order shall stop accruing at this time. If installation, re-installation or the Evaluation Period is unreasonably delayed by the Customer, XO Communications reserves the right to treat an earlier date as the Time of Install for the purposes of this Clause and Clauses 3.3 and 4.3.

                  3.5 Notwithstanding any date or time specified in any Service Order(s), time shall not be of the essence in relation to XO Communications' installation or re-installation of any Service(s).

         4.       Payment

                  4.1 The Customer shall pay XO Communications for the Service(s) in accordance with the rates and in the manner set out in each Service order and the Tariff Details. Service(s) are billed in advance unless otherwise stated in the relevant Service Order.

                  4.2 XO Communications reserves the right to charge interest on all outstanding amounts owed to XO Communications and not paid in accordance with this Agreement (calculated daily and compounded monthly) at a rate equal to 4% (four percent) above the Base Rate both before and after any judgement. If the Customer disputes the amount of any charge made it must inform XO Communications in writing within 7 days (seven days) of receipt of the relevant invoice. Interest shall accrue notwithstanding termination of this Agreement for whatever reason. The Customer shall also pay all legal fees and other costs incurred by XO Communications in connection with collecting or recovering amounts owed by the Customer under this Agreement. Until payment in full is received by XO Communications of any amounts owed under this Agreement, (save for amounts which are disputed by the Customer and in respect of which the Customer has given written notice to XO Communications) XO Communications shall be entitled (and reserves the right) to withhold any or all parts of any Service(s) provided to the Customer under this Agreement until such time as payment in full is received and charges for Service(s) shall continue to accrue.

                  Apportionment

                  4.3 Subject to Clause 3.4, charges will be apportioned at a daily rate for any periods of relevant Service(s) which are not provided for a complete Billing Period. Apportionment of charges will be based on the number of days the Service(s) was available to the Customer, divided by the number of days in that Billing Period.

                  VAT and Other Taxes


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                  4.4      All charges referred to under this Agreement are
exclusive of all applicable taxes (including, but not limited to, Value Added
Tax) which may be payable or from time to time be introduced relating to the supply of goods or services.

                  Deductions and set-off

                  4.5 Unless specifically agreed otherwise by XO Communications, all amounts due to XO Communications pursuant to this Agreement shall be paid by the Customer in full (without any set-off, deductions or withholdings whatsoever) by cheque, electronic transfer or such other method as may reasonably be agreed by XO Communications from time to time. If it is not clear to XO Communications from the remittance information provided by the Customer which invoice is being paid, XO Communications reserves the right to apply the payment to the oldest balance due under this Agreement. All amounts due to XO Communications shall be paid in UK (pound) (sterling) unless agreed to the contrary in the Service Order.

                  Price Changes

                  4.6 Unless the Tariff Details provide otherwise, XO Communications may change charges by giving notice to the customer at least 7 days (seven days) prior to the start of the Billing Period immediately preceding the Billing Period in which the price change is to take effect, provided that no price change shall take effect in the initial Period (as specified in the relevant Service order). In the event of an increase in charges, Customer may, within one month of receipt of notice of such notice, by giving notice to XO Communications, terminate affected Service orders on the date from which the increase takes effect.

         5.       Fault Resolution

                  5.1 In the event that a defect, fault or impairment in the provision of the Service(s) causes a Service Interruption and the Customer gives notification to XO Communications of such default, fault or impairment, then XO Communications shall use its best endeavours to resolve that defect, fault or impairment as quickly as is reasonably possible.

                  5.2 If XO Communications determines in its reasonable opinion that such a defect, fault or impairment results directly or indirectly from: (i) the negligence, act, omission, or default of the customer, (ii) the Customer's breach of this Agreement, or (iii) the operation, failure or malfunction of any network, equipment or software owned or controlled by the Customer (including, without limitation, Customer Equipment) other than Service Equipment, or (iv) any third party action in response to an act or omission of the Customer or any person given access to the Service by the Customer (together "Exempted Failures"), then XO Communications may recover in advance from the Customer all reasonable costs to be incurred by it or on its behalf in connection with the remedy of such defect, fault or impairment.

         6.       Equipment

                  6.1 The Customer acknowledges that XO Communications and its subcontractors may substitute, change, rearrange, or reconfigure the Service Equipment at any


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time, provided that any such change does not alter the technical functionality of the Service(s) except where such alteration is specified in a Service Order or is otherwise requested in writing and agreed by XO Communications.

                  6.2 Where practicable, XO Communications shall give the Customer 30 days (thirty days) prior notification of any substitution, change, rearrangement or reconfiguration of the Service Equipment made pursuant to Clause 6.1.

                  6.3 Ownership of the Service(s) Equipment at all times remains with XO Communications (or its supplier, lessor or subcontractors) and the Customer shall not create or allow any charges, liens, or other encumbrances whatsoever to arise over any of the Service(s) Equipment.

                  6.4 In respect of Delivered Services if the Customer desires to relocate or otherwise change the place at which the Service(s) are delivered, such request must be made by way of a Service Order (which, for the avoidance of doubt, shall operate in accordance with Clause 2.5).

                  XO Communications may require payment of any reasonable installation charges for installation at the new location and any reasonable Service(s) support costs resulting from such relocation or change in the location at which the Service(s) are supplied. The Service(s) supplied shall be at a price of not less than the price endorsed on the original Service Order.

         7.       Service Interruption

                  7.1 In respect of Service Interruptions, XO Communications will grant the Customer a credit allowance against charges under the relevant Service order as per the Service Level Agreement contained therein.

                  7.2 A credit allowance under Clause 7.1 will be granted only if the Customer continues to comply with all of its obligations under this Agreement.

                  7.3 Where a credit allowance is granted under Clause 7.1, it shall be calculated in accordance with the relevant Service order and is granted exclusively against future charges made by XO Communications under the relevant Service Order, and is not available to the Customer as a refund, or as credit against charges made by XO Communications under any other Service orders. In circumstance where the Customer has given notice to terminate the Agreement credit allowances will be deducted in the final Billing Period.

                  7.4 In circumstances where XO Communications becomes aware of a Service Interruption it will attempt to notify the Customer on the 24 hour contact number provided by the Customer. If the Customer becomes aware of a Service Interruption it must notify XO Communications on 020 8957 1210 (or such other number as XO Communications may reasonably notify from time to time) and obtain a fault log number from XO Communications. For the purposes of determining the Customer's entitlement to credit allowances XO Communications' notification of a Service interruption or the Customer obtaining a fault log


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number from XO Communications shall constitute the "Service Interruption
Notification Point". For the avoidance of doubt calls to the Customer advising of scheduled maintenance and other general Customer service calls shall not constitute Service Interruption Notification Points.

         8.       Service Suspension

                  8.1 XO Communications shall be entitled in its sole discretion to elect to suspend forthwith provision of the Service(s) until further notice in the event that (i) XO Communications is entitled to terminate this Agreement, without prejudice to XO Communications' right subsequently to terminate the entire Agreement; or (ii) XO Communications requires to carry out Scheduled Maintenance to the Service Equipment or any other equipment or configurations of equipment which are used to provide the Service(s); or (iii) XO Communications is obliged to comply with an order, instruction or request of Government, an emergency service organization or other competent administrative authority; or (iv) if any amounts due to XO Communications are not paid in accordance with Clause 4; or (v) in the event that XO Communications requires to carry out unscheduled maintenance.

                  8.2 In the event that XO Communications exercises its right to suspend the Service(s) pursuant to Clauses 8.1(ii), (iii) or (v), it shall where reasonably practicable give prior notice to the Customer of such suspension. For the avoidance of doubt a suspension of the Service(s) shall not be construed as or deemed to be a Service Interruption unless it is as a consequence of unscheduled maintenance.

                  8.3 Where the suspension is implemented other than as a consequence of an Exempted Failure or other breach, fault or omission of the customer, XO Communications shall make no charge to the Customer in respect of the suspension and/or recommencement of the provision of the Service(s).

                  8.4 Where suspension is implemented as a consequence of an Exempted Failure or other breach, fault or omission of the customer, XO Communications may require the Customer to pay all reasonable costs and expenses incurred by XO Communications in connection with any recommencement of the provision of the Service(s).

         9.       Warranties

                  Service to Meet Service Level Specification

                  9.1 Provided that the Customer performs its obligations under this Agreement, XO Communications warrants that it shall use reasonable skill and care:

                           9.1.1    to establish that the Service(s) moot the
Service Level Specification when they are installed (provided XO
Communications conducts such installation); and

                           9.1.2    thereafter in the performance of the
Service(s) to meet the Service Level Specification.


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                           All Other Warranties Excluded

                  9.2 Save as set out in this Agreement, all representations, conditions, warranties and terms relating to any Service(s) performed by XO Communications under or in connection with this Agreement (whether statutory or otherwise, and including any as to the fitness for a particular purpose, satisfactory quality or merchantability) are hereby excluded to the fullest extent permitted by law.

         10.      Liability and Service Continuity

                  General limits on liability.

                  10.1 Nothing in this Agreement shall limit XO Communication's liability to the Customer for death or personal injury resulting from XO Communications' negligence.

                  10.2 XO Communications maintains full public liability cover in respect of all generally accepted risks, including the acts and omissions of its staff whilst on Customer's premises. Subject to Clause 10.4 XO Communications accepts liability in the event that the Customer suffers actual physical loss or damage to premises or property, which is proven to be the direct consequence of the negligence of XO Communications or its staff to a limit of (pound)1,000,000 (one millions pounds).

                  Limit of liability in respect of Service Interruptions.

                  10.3 The Customer acknowledges that its sole and eclusive remedy in respect of Service Interruptions and Notified Service Interruption shall be the provision of service credits as provided in Clause 7.

                  Financial limits for other liabilities.

                  10.4 Except for XO Communications' liability to the Customer under Clause 10.1 (to which no limit applies), and without prejudice to Clause 10.3, XO Communications' liability arising under or in connection with this Agreement or any Service(s) (whether such liability arises from negligence, breach of contract or howsoever) In respect of each event or series of connected events shall not exceed the greater of:

                           10.4.1   L5,000 (five thousand pounds); or

                           10.4.2   The total amounts paid by the Customer
under Clause 4.1 in the Billing Period when such event (or the first event in any series of connected events) occurs.

                  No liability for indirect or consequential loss.

                  10.5 Notwithstanding Clause 10.4, in no event will XO Communications be liable to the Customer or any third party for or in respect of any special, incidental, indirect or


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consequential loss or damage (whether financial or otherwise), or for any loss of data, profit, revenue, contracts or business, howsoever caused (whether arising out of any negligence or breach of this Agreement or otherwise), even if the same was foreseeable by, or the possibility thereof is or has been brought to the attention of, XO Communications.

                  Limits in time.

                  10.6 No action or proceeding against XO Communications arising out of or in connection with this Agreement shall be commenced more than one year after the occurrence of the issue to which the claim relates and XO Communications and the Customer acknowledge that this Clause 10.6 constitutes an express waiver of any rights under any otherwise applicable provisions (whether statutory or otherwise) relating to or governing limitation periods.

                  Matter outside the control of XO Communications.

                  10.7 the Service(s) may be used by the Customer to link to the Internet and beyond network Boundery Points. The Customer acknowledges and agrees that XO Communications has no effective control over the materials accessible on nor the quality of the service obtainable through such networks and services, and that XO Communications is not responsible in any way for any other part of such networks, services and materials beyond Network Boundery Points.

                  No liability for third party costs or charges incurred by the Customer.

                  10.8 XO Communications is not responsible for any use the Customer may make of the Service(s), nor for any charges that the Customer may incur with any third party, nor for any software running in conjunction with the Service(s) except in the case of software as documented in any separate agreement between the parties). The Customer hereby indemnifies XO Communications against the effects of any misuse of the Service(s) or any claims resulting from that misuse.

                  Y2K

                  10.9 XO Communications gives no warranty as to compliance with matters related to the advent of the year 2000 in respect of the failure of any network or system not owned, controlled and operated by XO Communications. XO Communications' policy on issues relating to matters relating to the year 2000 is set out in its Year 2000 policy statement which is available on request.

         11.      Term and Termination

                  Automatic renewals and extensions.

                  11.1 This Agreement commences upon execution, and in the absence of either party exercising any termination rights, continues for the duration of all operative Service orders. Each Service Order shall, subject to Clauses 2.3 and 2.4, continue for the Initial Period, and shall


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automatically be renewed thereafter on a 3 month by 3 month basis unless XO
Communications is notified otherwise in the following manner. Any Service order may be terminated by either party, provided that written notice is given to the other party of not less than the period specified as the "Termination period" on the relevant Service Order(s), such notice not to expire prior to the end of the Initial Period.

                  Termination in rexpect of Service Interruption

                  11.2 the Customer may terminate a Service order forthwith when Period(s) of Notified Service Interruption equal or exceed either 24 cumulative hours (twenty-four cumulative hours) during any continuous 12 month (twelve month) period of such Service(s), or include a single interruption with a Period of Notified Service Interruption of 10 hours (ten hours) or more.

                  Termination by XO Communications

                  11.3 XO Communications may terminate this Agreement or any Service Order(s) immediately by notice to the Customer and/or withdraw or suspend the Service(s) provided thereunder at any time where:

                           11.3.1   the Customer fails to pay any charges
owed to XO Communications under any Service Order(s);

                           11.3.2   the Customer breaches any material
provision of this Agreement (or any Service Order(s)) and the breach continues for 30 days (thirty days) after receipt of notice from XO Communications; or

                           11.3.3   an Interim order is made or a voluntary
arrangement is approved or a petition for a bankruptcy order presented or a bankruptcy order made against the Customer or a receiver or trustee appointed to the Customer or any material part of its assets, an administration order made, or an undertaking or a resolution or a petition to wind up the Customer being passed or presented (otherwise than for the purpose of a bona fide reconstruction or ammalgamation).

                  11.4 Any termination of this Agreement or any Service Orders(s) shall not relieve the Customer of its obligation to pay any charges incurred under this Agreement or the Service Order(s) prior to such termination.

                  11.5 Upon termination of this Agreement for any reason, the Customer shall allow XO Communications to enter the Customer's premises (on the giving of reasonable notice by XO Communications) for the purpose of removing any Service Equipment or other property of XO Communications.

                  Termination by the Customer

                  11.6 The Customer may terminate this Agreement or any Service Order(s) forthwith by notice to XO Communications at any time:

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                           11.6.1   if XO Communications is in material
breach of any material provision of this Agreement (or any Service Order(s)) which continues for 30 days (thirty days) after receipt of notice:

                           11.6.2   an interim order is made or a voluntary
arrangement approved or a petition for a bankruptcy order presented r a bankruptcy order is made against XO Communications or a receiver or trustee being appointed to XO Communications, a voluntary arrangement being approved or an administration order being made, or an undertaking or a resolution or a petition to wind up XO Communications being passed or presented (otherwise than for the purpose of a bona fide reconstruction or amalgamation); or

                           11.6.3   in accordance with Clause 4.6.

         12.      Obligations of parties

                  Site Access

                  12.17.01 The Customer shall allow and facilitate for XO Communications and its subcontractors continuous access to the Customer's premises as its appropriate and necessary for the installation, provision and maintenance of the Service(s), the Service equipment and the performance of XO Communication's rights and obligations under this Agreement. The Customer shall provide XO Communications and its subcontractors, at no charge,. With such space and electrical power as is reasonably required by XO Communications to enable it to maintain the Service(s) and Service Equipment. The Customer shall additionally maintain a telephone line, manned or redirected 24 hours a day and shall notify XO Communications of the number of such line.

                  12.2 The Customer shall advise XO Communications of all health and safety at work rules and regulations and any other reasonable security requirements operated at the Customer's premises, and XO Communications agrees to observe such regulations and any other reasonable security requirements operated at the Customer's premises, and XO Communications agrees to observe such regulations while at the Customer's premises, provided that XO Communications shall not be liable under this Aggreement is as a result of conforming with such regulations XO Communications is in breach of its obligations under this Agreement.

                  Hazardous substances.

                  12.3 The Customer is responsible for identifying, monitoring, removing and disposing of any hazardous materials which it is required to remove by law prior to any installation work being performed by XO Communications or its subcontractors, and the Customer shall indemnify, keep indemnified, defend and hold XO Communications harmless from any liability it incurs relating to or arising out of the presence of hazardous materials on the Customer's premises.

                  Compliance with standards.

                  12.4 The Customer shall ensure at all times that the Customer Equipment conforms to all relevant United Kingdom standards or requirements for approval and the Customer shall at all times comply with the conditions of such standard or approval. XO Communications reserves the right to disconnect any non-compliance Customer Equipment.

                  12.5 XO Communications shall ensure at all times that the Service Equipment conforms to all relevant United Kingdom standards or requirements for approval.

                  Licenses, consents and internet address protocols.

                  12.6 The Customer shall obtain all necessary licenses, waivers, consents or registrations necessary to deliver, install and keep installed the Service Equipment at the Customer's Premises. XO Communications will advise the Customer of such requirements in so far as they relate to the Service Equipment and the date by which they are required to be fulfilled in a schedule of requirements. XO Communications advises on matters relating to the Service Equipment only, it does not, and cannot, advise on any other aspects that might affect an installation. The Customer is advised generally that an installation may involve matters of building control, planning permission or consent or health and safety at work.

                  12.7 XO Communications shall, if required by any applicable license granted under (or having force pursuant to) United Kingdom law or if requested by the Customer, notify or obtain any necessary permission or cooperation of a telecommunications network provider or other relevant person for the connection or maintenance of Service Equipment. The Customer shall have no liability whatsoever in any case where such notification is not given or such permission or cooperation is not obtained.

                  12.8 XO Communications hereby grants (and warrants and undertakes that it has procured the right to grant) to the Customer all such licenses, waivers, consents and registrations as may reasonably be required by the Customer in connection with the operation of the Service Equipment but excluding any licenses of consents relating to planning or building control or health and safety.

                  12.9 The Customer shall comply with the IP address allocation rules set out by RIPE, and shall complete and submit form RIPE-124 (or any form which might supersede that form) where necessary on request the Customer acknowledges that unless otherwise agreed by XO Communications, any IP addresses assigned by XO Communications to the Customer, its agent(s), or third parties are "Provider Aggregate: within the terminology of RIPE, and shall remain at all times part of the aggregate announcement of XO Communications ("Aggregate Address Space"). The Customer undertakes not to generate routing advertisements, or cause to be generated routing advertisements which contain any parts of XO Communications' Aggregate Address Space without the express written permission of XO Communications. The Customer undertakes not to use IP addresses within XO Communications' Aggregate Address Space after the termination of the agreement under which they are granted. The Customer undertakes not to cause XO comm8unications to make routing advertisements of any part of any third party's IP address space or any part of the Customer's IP address space which has been assigned to the

Customer "Provider Aggregate" by another provider without the express written permission of the relevant third party or provider being supplied to both the Customer and XO Communications.

                  Care of Service Equipment and provision of power.

                  12.10 The Customer agrees to house and maintain the Service Equipment in accordance with XI Communications' instructions as may be notified to the Customer from time to time. The Customer agrees to make available a 24 hour power supply from an uninterruptable source. Failure by the Customer to strictly adhere to the provisions of this clause 12.10 may result in XO Communications not being able to properly monitory and cover the Service.

                  Damage to equipment caused by the Customer.

                  12.11 The Customer shall be reasonable for any and all damage to Service Equipment which is caused by (i) Exempted Failures; or (ii) any malfunction or failure of any equipment or facility provided by the Customer or its agents, employees, or suppliers, including the Customer Equipment.

                  Compliance with Acceptable use Policies

                  12.12 The Customer shall use the Service(s) and shall ensure that the Service(s) are only used in compliance with the Acceptable use Policies the current version of which are attached as the Appendix to this Agreement which may be updated and/or amended from time to time.

                  12.13    The Customer undertakes:

                           12.13.1  to use its best endeavours to remove or
prevent access to any material which causes or is likely to cause the Customer or any user to be in breach of the Acceptable use Policies, as soon as reasonably possible (and in any event, within 24 hours) following notification of such an occurrence by XO Communications or by any appropriate government, judicial or regulatory body;

                           12.13.2  to allow XO Communications to, and assist
XO Communications in the removal or prevention of, access to any statements and material which cause or are likely to cause the Customer or any user to be in breach of the Acceptable Use Policies, irrespective of whether or not such removal or prevention of access involves impairment to the Service(s)); and

                           12.13.3  to indemnify and keep XO Communications
free from and indemnified against all claims, proceedings, demands, liabilities, costs and expenses whatsoever arising out of, brought or threatened against XO Communications by any User or any third party in connection with breach of the Acceptable Use Policies.

                  Access to Service(s) by third parties and reselling.

                  12.14 The Customer undertakes that except in accordance with Clause 12.15, it will ensure that no third party may use or access the Service(s). For the avoidance of doubt, this undertaking shall not prohibit the Customer from onselling aspects of the Service(s) to users, or any User (an "Onselling user") from onselling aspects of the Service() to any other User (:Downstream user") provided it is done in accordance with this Agreement.

                  12.15 The Customer undertakes to ensure that a valid and enforceable agreement subsists between the Customer and its respective Users (and between each Onselling User and any Downstream User), and that each such agreement includes provisions endorseable at the instance of the Customer effectively equivalent to those in Clauses 12.12, 12.13, 12.14 and this Clause 12.15.

                  Intellectual Property

                  12.16 Intellectual property rights in all software supplied to the Customer in connection with the Service(s) shall remain the property of XO Communications or its relevant licensor. The Customer agrees to comply with (and where so required, formally execute) any license or agreement proposed by the owner or licensor of such intellectual property rights providing (inter alla) for the protection of rights in such software.

                           12.17.01 The Customer warrants and undertakes that
it is either the owner of or has been duly authorized by the legitimate right holder to use as its Name any name (whether it constitutes a registered or unregistered trade mark or otherwise) which the Customer chooses to use for such purpose. The Customer acknowledges that XO Communications cannot guarantee that any Name requested by the Customer will be available or approved for such use. XO Communications shall be entitled to require the Customer to select a replacement Name and may suspend Service if, in the reasonable opinion of XO Communications, there are grounds for XO Communications to believe that the Customer's choice of Name is, or is likely to be, in breach of the warranty and undertaking in Clause 12.7

                  Back-ups and data storage

                  12.18 Save in circumstances where the relevant Service Order(s) expressly include the backing up of Customer's data (or any Users), the Customer undertakes to keep regular back-ups (in a form which is as accessible as is practicable) of all such data, and upon request to provide XO Communications with such back-ups as quickly as is reasonably possible. Failure to keep and provide on request such backups is a breach by the Customer of this Agreement, Where Service(s) would not otherwise fail to meet the Service Level specification but for inability to restore Customer (or
User) data due to the Customer's failure immediately upon request to provide a back-up in accordance with this Clause 12.18, this shall not constitute or give rise to a Service Interruption.

         13.      License

                  XO Communications grants the Customer a non-exclusive, non-transferable license to:

                  (a)      use the Service Equipment:

                           and

                  (b)      use the Services;

                           pursuant to this Agreement and any related Service
Order(s). The rights granted to the Customer are personal and may not be transferred nor may the Customer sub-license any rights granted hereunder (other than pursuant to express provisions in this Agreement) without the prior written consent of XO Communications (such consent not to be unreasonably withheld).

                  Save to the extent expressly provided in this Agreement, no license, express or implied, is granted by XO Communications to the Customer pursuant to this Agreement.

         14.      Partnership

                  Nothing in this Agreement and no action taken by either of the parties shall constitute or be deemed to constitute between such parties a partnership, association, joint venture, or other cooperative entity.

         15.      Confidentiality.

                  XO Communications and the Customer each agree to keep confidential and use only for the purpose of exercising and performing their respective rights and obligations under this Agreement all plans, designs, drawings, trade secrets, business and other confidential information which are disclosed or made available by one party to the other ("Confidential Information"). Each of XO Communications and the customer undertake not to disclose to any third party such Confidential information without the express written consent of the other. No obligation of confidentiality under this Clause 15 shall apply to Confidential Information which is: (i) already in the possession of the disclosing party without obligation of confidentiality owed to the other; or (ii) has been developed by the disclosing party independently without access to any of the relevant Confidential Information; or (iii) the disclosing party rightfully receives without obligation of confidentiality from a third party; or (iv) enters the public domain other than by reason of any breach of this Agreement save that XO Communications shall have the right to publicize that the Customer is a party to this Agreement in any advertising or promotion.

         16.      Force Majeure.

                  XO Communications shall not be liable for any delay or failure in performance of any part of this Agreement or any Service Order(s), other than for any delay or failure to pay money, to the extent that such delay or failure is caused by fire, flood, explosion, accident, war, strike, embargo, governmental or regulatory requirement, civil or military authority, Act of God, civil unrest, inability to secure materials or labor or any other causes beyond its reasonable control.

         17.      Assignment

                  The Customer may not assign or transfer this Agreement or any Service Order(s) or any of its rights and obligations under them without the prior consent of XO Communications (which consent shall not be unreasonably withheld or delayed).

         18.      Severability.

                  If any provision of this Agreement is held by a court or any governmental agency or authority to be invalid, illegal, or unenforceable, such provision shall (to the extent possible) be severed from this Agreement and the remainder thereof shall nevertheless remain legal, valid, and enforceable.

         19.      Variation.

                  Except as provided herein and by Clause 2.3 no term or condition of this Agreement or any Service Order(s) made pursuant to it shall be modified except by written agreement by duly authorized representatives of both parties to this Agreement.

         20.      Waiver.

                  Failure by either party to exercise or enforce any right conferred by this Agreement shall not be deemed to be a waiver of any such right nor operate so as to bar the exercise or enforcement thereof or to any other right on a later occasion.

         21.      Post Termination Obligations.

                  The provisions of Clauses 4, 6.3, 10, 11.4, 11.5, 12.7,
12.11, 15 and 21 shall continue notwithstanding termination of this Agreement.

         22.      Duplicates.

                  This Agreement shall be executed in duplicate by the parties.

         23.      Governing Law.

                  This Agreement shall be governed by the laws of England, and the parties irrevocably agree to the exclusive jurisdiction of the courts of England, and that service or legal process upon their respective addresses referred to on the first page of this Agreement shall be deemed as (and accepted to be) valid and proper service upon such party.

         24.      Interpretation

                  24.1 Clause headings shall not form part of this Agreement and shall not be taken into account in the construction or interpretation.

                  24.2 References to "Clauses" are to clauses of this Agreement.

                  IN WITNESS each of the parties executed this Master Service Agreement the day and year first before written.


         Signed by                            Signed by

         /s/ John Kay                         /s/ Stephen North
         -----------------------------------  ----------------------------------
         Print Name                           Print Name
         John Kay                             Stephen North
         ----------------------------------   ----------------------------------
         Position held at XO Communications   Position held at the Customer
         Sales Manager                        Managing Director
         -----------------------------------  ----------------------------------
         Duly authorized representative of    Duly authorized representative of
         XO Communications                    The Customer

APPENDIX

Acceptable Use Policies

                  The Customer shall not use the Service(s) (and shall ensure that the Service(s) are not used):

                  (a) to send, receive, make available, copy, retransmit, broadcast or publish (whether directly or indirectly, and whether in cached, mirrored or proxy form or otherwise) any statements or material which: (i) infringe any copyright, moral right, patent or other proprietary (including, without limitation, intellectual property) right of any person or entity, or (ii) which infringe any applicable law, regulation or right of any person or entity including, without limitation, rights under contracts and of confidence, laws relating to defamation, contempt, blasphamy, infringement of privacy or personal data rights, malicious falsehood, seditious libel and any equivalent or related laws in any territory in which they are (or may be) accessed or made available:

                  (b) to send, receive, make available, copy, retransmit, broadcast or publish (whether directly or indirectly, whether in cashed, mirrored or proxy form or otherwise) any statements or material which are (or may, in places where they are accessible or made available) offensive, abusive, indecent, obscene, or menacing: or which are likely to encourage or capable of encouraging anything which is in any way unlawful, or to incite violence, sadism, cruelty, or racial hatred, or which promotes or facilitates prostitution, or which are likely to mislead by inaccuracy, ambiguity, exaggeration, omission or otherwise:

                  (c) to cause annoyance, inconvenience, or needless anxiety;

                  (d) other than in conformance with policies of any connected networks and the Internet Standards;

                  (e) use a Name such as to infringe the rights of any person, whether in statute or common law, in a corresponding trademark or name;

                  (f) in a manner which occupies communications capacity or bandwidth frivolously, vexatiously or in a manner which is intended to or may inhibit any other person's use thereof (including, without limitation, by use of facilities intended to substantially fill the communications capacity of leased lines, such as SPAM, UCE, TCP Sprayors and Flood Ping);

                  (g) in a manner which permits IP data packets to be sent with source addresses outside the IP address range granted to the Customer.

                  (h) send Unsolicited Bulk Email. The Sender (whether User or Customer) must have explicit permission from all destination addresses before Sender sends an email in any quantity. Sender may not assume that sender has been granted permission by passive actions such as the posting of an article to Usenet or a visit made to sender's web site. Where Sender has acquired explicit permission, either on a web site or through some other relationship Sender should keep a record of this permission and must cease sending email when requested to stop;

                  (i) relay Unsolicited Bulk Email. Operators of email systems must ensure that they do not further the sending of Unsolicited Bulk Email by others. This applies to both material that originates on Customer's system and also third party material that might pass through it. This includes but is not limited to a prohibition on running an "open mail relay", via a machine which accepts mail from unauthorized or unknown senders and forwards it onward to a destination outside of Customer's (or users') machines or network. If Customer's or Users' machine does relay mail, on an authorized basis, then it must record its passing through your system by means of an appropriate "Received" line. However, nothing in this clause shall prevent Customer or User running an "anonymous" relay service provided that the operator monitors it in such a way as to detect unauthorized or excessive use.